Advisory and Rule 12b-1 Fee Waiver Agreement

      Value Line Securities, Inc. (the "Distributor") agrees to waive a portion of the following advisory and Rule 12b-1 fees:

      Value Line Tax-Exempt Fund, Inc.: waive .25% of the Rule 12b-1 fee for the period of July 1, 2007 - June 30, 2008;


Each waiver shall end on the expiration date set forth next to the applicable Fund name as stated above.

Dated this 23rd day of May, 2007            On behalf of the Distributor,

                                            s/Jean B. Buttner
                                            -------------------------
                                            Jean B. Buttner, CEO


Received:

s/Stephen Anastasio
---------------------------
Stephen Anastasio, Treasurer
Value Line Tax-Exempt Fund, Inc.